Exhibit 99.1
Contact:
Gar Jackson
Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELASE
PACIFIC SUNWEAR ANNOUNCES
FISCAL 2006 FOURTH QUARTER AND YEAR END RESULTS
PROVIDES OUTLOOK FOR FIRST HALF OF FISCAL 2007
ANAHEIM, CA, March 15, 2007 — Pacific Sunwear of California, Inc. (Nasdaq:PSUN) today reported its financial results for the fourth quarter and fiscal year ended February 3, 2007 (“fiscal 2006”) and commented on its outlook for the first half of fiscal 2007.
Fourth Quarter Results
For the fourth quarter of fiscal 2006 (14 weeks), total sales were $458.2 million, an increase of 7.8 percent over total sales of $424.9 million for the fourth quarter of fiscal 2005 ended January 28, 2006 (13 weeks). Same-store sales decreased 4.3 percent for the comparable fourteen-week period ended February 3, 2007.
Net income for the fourth quarter of fiscal 2006 was $9.1 million, or $0.13 per diluted share, compared to $47.0 million, or $0.63 per diluted share, in the fourth quarter of fiscal 2005. Fourth quarter results for fiscal 2006 include asset impairment and inventory write-down charges of approximately $16.6 million net of tax, or $0.24 per diluted share, primarily attributable to the Company’s previously announced plans to close 74 underperforming demo stores during fiscal 2007. Before the impact of these charges, net income for the fourth quarter of fiscal 2006 was $25.7 million, or $0.37 per diluted share, versus a comparable non-GAAP income of $45.2 million, or $0.60 per diluted share, for the fourth quarter of fiscal 2005.
Fiscal 2006 Results
Total sales for fiscal 2006 (53 weeks) were $1.45 billion, an increase of 4.0 percent over total sales of $1.39 billion for fiscal 2005 (52 weeks). Same-store sales decreased 4.7 percent for the comparable 53 week period ended February 3, 2007.
Net income for fiscal 2006 was $39.6 million, or $0.56 per diluted share, compared to $126.2 million, or $1.67 per diluted share, for fiscal 2005. Before the impact of the impairment charges noted above and the charge taken in the third quarter related to a severance obligation to our former CEO, net income for fiscal 2006 was $56.9 million, or $0.80 per diluted share, versus a comparable non-GAAP $117.5 million, or $1.55 per diluted share, for fiscal 2005.
Interim Chief Executive Officer Sally Frame Kasaks commented, “Although fiscal 2006 was disappointing from an earnings standpoint, we have moved aggressively to get the Company back on track and positioned for future growth. Key to this effort has been decreasing the inventory density in our stores to enable us to offer a clearer and more compelling merchandise presentation to our customers. We are also moving forward with our plans to close down 74 underperforming demo stores to improve the profitability of the division. Finally, we have introduced updated store design packages for both PacSun and demo, which are receiving encouraging initial responses.”
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

A reconciliation of fourth quarter and year-to-date fiscal 2005 reported GAAP earnings to the non-GAAP measures contained in this press release is set forth below.

Reconciliation of Fiscal 2005 Q4 GAAP Earnings to Non-GAAP Disclosure
GAAP EPS as originally reported for Q4 2005	$0.63
Less impact of stock compensation and pre-opening rent expenses	(0.03)

Adjusted non-GAAP EPS for Q4 2005	$0.60

GAAP net income as reported for Q4 2005, in $000’s	$47,009
Less stock compensation expenses, tax-effected	(1,611)
Less pre-opening rent, tax-effected	(176)

Adjusted non-GAAP net income for Q4 2005	$45,222

Reconciliation of Fiscal 2005 Year-to-Date GAAP Earnings to Non-GAAP Disclosure
GAAP EPS as originally reported for 2005	$1.67
Less impact of stock compensation and pre-opening rent expenses	(0.12)

Adjusted non-GAAP EPS for 2005	$1.55

GAAP net income as reported for 2005, in $000’s	$126,212
Less stock compensation expenses, tax-effected	(7,141)
Less pre-opening rent, tax-effected	(1,590)

Adjusted non-GAAP net income for 2005	$117,481

Stock Repurchase Program
At the end of fiscal 2006, the Company had $51 million remaining available for future share repurchases under the $100 million share repurchase authorization approved by the Company’s board of directors on May 18, 2006.
Fiscal 2007 First Half Outlook
As previously announced, the Company is in the process of closing 74 underperforming demo stores. The Company will incur lease termination and severance costs during fiscal 2007 as the 74 demo stores close, but the specific amount and timing of those costs are not yet known. The earnings estimates provided below do not include the impact of such lease termination and severance charges. At this time, excluding the lease termination and severance costs, the Company is projecting earnings per diluted share for the first half of fiscal 2007 in the range of $0.23 to $0.27 based upon achieving total Company comparable store net sales in the flat to up low single digits range during that timeframe. The Company expects approximately 80% of the projected earnings result for the first half of fiscal 2007 to be generated during its second fiscal quarter. The Company intends to provide its outlook for the second half of fiscal 2007 when it reports its results for the second quarter.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of March 15, 2007, the Company operated 843 PacSun stores, 116 PacSun Outlet stores, 151 go-forward demo stores, and nine One Thousand Steps stores for a total of
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

1,119 stores in 50 states and Puerto Rico. The store counts reported above for demo do not include the 74 stores being closed. PacSun’s website address is www.pacsun.com, merchandise carried in demo stores can be found at www.demostores.com, and information about One Thousand Steps can be found at www.onethousandsteps.com.
Conference Call Information
The Company will be hosting a conference call today at 1:45 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 2026999. For those unable to listen to the live Web broadcast on the Company’s investor relations website at www.pacsun.com or to utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, March 15, 2008.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s earnings projections for the first half of fiscal 2007, its assumption of flat to low single digit comp store sales results for the first half of fiscal 2007, and its expectation that approximately 80% of first half earnings will be generated in the second quarter of fiscal 2007. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. The statements regarding fiscal 2007 earnings estimates are not historical facts and involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties which could adversely affect our business and results include, among others, the following factors: our assumption of comparable same store sales during the first half of fiscal 2007 may be wrong and actual comparable same store sales may be higher or lower; our new concept (One Thousand Steps) is untested and may not be profitable or successful; changes in consumer demands and preferences may adversely affect our performance; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; higher than anticipated costs associated with the previously announced planned closure of 74 demo stores; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise, expansion and management of growth; reliance on key personnel; dependence on a single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 28, 2006 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	FEB. 3,	JAN. 28,	FEB. 3,	JAN. 28,
	2007	2006	2007	2006
Net sales	$458,236	$424,944	$1,447,204	$1,391,473
Gross margin	144,365	154,346	445,397	506,491
Selling, G&A expenses	130,464	80,599	385,802	309,218

Operating income	13,901	73,747	59,595	197,273
Interest income, net	1,027	1,841	4,620	5,673

Income before taxes	14,928	75,588	64,215	202,946
Income tax expense	5,865	28,579	24,594	76,734

Net income	$9,063	$47,009	$39,621	$126,212

Net income per share, basic	$0.13	$0.63	$0.56	$1.69

Net income per share, diluted	$0.13	$0.63	$0.56	$1.67

Wtd avg shares outstanding, basic	69,481,032	74,085,637	70,800,912	74,758,874

Wtd avg shares outstanding, diluted	69,815,699	74,846,162	71,170,181	75,713,793

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	FEB. 3,	JAN. 28,
	2007	2006
ASSETS
Current assets:
Cash & cash equivalents	$52,267	$95,185
Short-term investments	31,500	74,911
Inventories	205,213	215,140
Other current assets	46,255	41,485

Total current assets	335,235	426,721
Property and equipment, net	420,886	355,822
Other long-term assets	17,122	25,018

Total assets	$773,243	$807,561

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,581	$47,550
Other current liabilities	73,952	74,921

Total current liabilities	140,533	122,471
Deferred lease incentives	89,371	81,440
Deferred rent	30,619	28,748
Other long-term liabilities	9,367	28,112

Total liabilities	269,890	260,771
Total shareholder’s equity	503,353	546,790

Total liabilities and shareholders’ equity	$773,243	$807,561

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FISCAL YEAR ENDED
	FEB. 3,	JAN. 28,
	2007	2006
Cash flows from operating activities:
Net income	$39,621	$126,212
Depreciation & amortization	72,529	63,161
Non-cash stock-based compensation	6,220	—
Tax benefits related to exercise of stock options	556	8,378
Loss on impairments/disposals	25,536	300
Changes in operating assets and liabilities:
Inventories	9,927	(40,380)
Accounts payable and other current liabilities	13,344	26,935
Other assets and liabilities	(6,093)	(341)

Net cash provided by operating activities	161,640	184,265

Cash flows from investing activities:
Purchases of short-term investments	(296,031)	(813,538)
Maturities of short-term investments	339,442	817,850
Capital expenditures	(157,788)	(109,174)

Net cash used in investing activities	(114,377)	(104,862)

Cash flows from financing activities:
Repurchases of common stock	(99,346)	(65,643)
Proceeds from exercise of stock options	8,570	18,667
Excess tax benefits related to stock-based compensation	942	—
Repayments under long-term debt and capital leases	(347)	(1,550)

Net cash used in financing activities	(90,181)	(48,526)

Net decrease in cash and cash equivalents	(42,918)	30,877
Cash and cash equivalents, beginning of period	95,185	64,308

Cash and cash equivalents, end of period	$52,267	$95,185

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	FEB. 3,	JAN. 28,
	2007	2006
Stores open at beginning of fiscal year	1,105	990
Stores opened during the fiscal year	100	126
Stores closed during the fiscal year	(6)	(11)

Stores open at end of period	1,199	1,105

PacSun stores	849	811
Outlet stores	116	96
demo stores (1)	225	198
One Thousand Steps stores	9	—

Total stores	1,199	1,105

Total square footage at end of period (in 000’s)	4,324	3,931

(1)	Store counts for demo as of February 3, 2007 include the 74 underperforming stores planned to be closed during fiscal 2007.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000